Exhibit 2

Joint Filing Agreement

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Potbelly Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: December 5, 2023

CHAIN OF LAKES INVESTMENT FUND, LLC

By:	/s/ Christopher B. Woodruff
Name:	Christopher B. Woodruff
Title:	President

/s/ Christopher B. Woodruff
Christopher B. Woodruff